Exhibit 99
Stem Announces Second Quarter 2025 Results
Increased revenue by 13% YoY to $38M
Achieved positive adjusted EBITDA by driving cost savings efforts
Increased ARR by 3% QoQ and 22% YoY to $59M evidencing continued software-focused strategy execution
Tracking towards the high end of guidance for nearly all metrics

HOUSTON – August 7, 2025 – Stem, Inc. (“Stem,” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the quarter ended June 30, 2025.

Financial Highlights
•Revenue of $38.4 million, up 13% from $34.0 million in 2Q24
•GAAP gross profit of $12.8 million, up from $9.4 million in 2Q24
•Non-GAAP gross profit of $18.7 million up from $13.5 million in 2Q24
•GAAP gross margin of 33%, up from 28% in 2Q24
•Non-GAAP gross margin of 49%, up from 40% in 2Q24
•Net income of $202.5 million versus net loss of $582.3 million in 2Q24
•Adjusted EBITDA of $3.8 million versus $(11.3) million in 2Q24
•Operating cash flow of $(21.3) million versus $(11.9) million in 2Q24
•Ended 2Q25 with $40.8 million in cash and cash equivalents

Operating Highlights*
•Bookings of $34.3 million versus $34.5 million in 1Q25
•Contracted backlog of $26.8 million, up 6% from end of 1Q25
•Storage operating assets under management (“AUM”) of 1.7 gigawatt hours (“GWh”), up 42% from the end of 2Q24 and up 6% from the end of 1Q25
•Solar operating AUM of 32.7 gigawatts (“GW”), up 22% from end of 2Q24 and up 1% from end of 1Q25
•Contracted annual recurring revenue (“CARR”) of $69.2 million, nearly flat from the end of 1Q25
•Annual recurring revenue (“ARR”) of $58.5 million, up 3% from end of 1Q25

“We delivered record software revenue and positive adjusted EBITDA in the second quarter of 2025,” said Arun Narayanan, CEO of Stem. “We also refinanced our debt and significantly strengthened our balance sheet, continued to manage our operating costs including a difficult but critical strategic reduction-in-force, and executed on our software-centric strategy defined by our new business unit structure. While achieving all this, we are also looking to the future with new AI-centric PowerTrack offerings and the reaffirmation of guidance across all metrics. Despite tariff and policy headwinds, our diversified software‑centric model, international expansion, and regulatory expertise position us to navigate the landscape effectively. Rising load growth continues to make the US commercial and industrial solar market a strong, sustainable opportunity even without government incentives.”

“The second quarter of 2025 demonstrated our continued financial discipline with continued revenue growth, strong GAAP and non-GAAP gross margins and positive adjusted EBITDA, which serves as a testament to our operational focus,” said Brian Musfeldt, CFO of Stem. “This consistent performance gives us confidence to reaffirm full year 2025 guidance across all key metrics. Our debt exchange that we closed in June was transformational, reducing outstanding debt by $195 million and extending the majority of our debt maturities to 2030. We believe it provides a solid financial runway to achieve our goals. While cash was lower this quarter due to timing of working capital
* The definitions of bookings, contracted backlog, and CARR have been revised versus prior period disclosure. Some prior period amounts have been excluded as they do not reflect the newly defined metrics. See table titled “Key Financial Results and Operating Metrics” for the new definitions.

commitments and one-time payments related to our second quarter workforce reduction, we have subsequently collected a significant amount of cash and reduced our operating expenses providing a solid liquidity foundation.”
Key Financial Results and Operating Metrics
($ in millions, unless otherwise noted):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Key Financial Results(1)
Revenue	$38.4	$34.0	$70.9	$59.5
GAAP Gross Profit (Loss)	$12.8	$9.4	$23.3	$(14.8)
GAAP Gross Margin (%)	33%	28%	33%	(25)%
Non-GAAP Gross Profit*	$18.7	$13.5	$33.5	$27.3
Non-GAAP Gross Margin (%)*	49%	40%	47%	30%
Net Income (Loss)	$202.5	$(582.3)	$177.5	$(654.6)
Adjusted EBITDA*	$3.8	$(11.3)	$(0.8)	$(23.6)

Key Operating Metrics
Bookings(2)	$34.3	—	$68.8	—
Contracted Backlog(3)**	$26.8	—	$26.8	—
Storage Operating AUM (in GWh)(4)**	1.7	1.2	1.7	1.2
Solar Operating AUM (in GW)(5)**	32.7	26.9	32.7	26.9
CARR(6)**	$69.2	—	$69.2	—
ARR(7)**	$58.5	$48.1	$58.5	$48.1
(1) As previously disclosed, revenue, gross profit (loss), and net loss were negatively impacted by a $33.1 million reduction in revenue for the six months ended June 30, 2024, and by excess supplier costs and resulting liquidated damages, as discussed below.
(2) Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines “Bookings” as the total value of executed purchase orders. Previously this metric included all relevant executed contracts, regardless of whether or not a related purchase order had been executed. Prior period amounts have been excluded as they do not reflect the newly defined metrics.
(3) Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines “Contracted Backlog” as the total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as of a specific date. Previously, this metric included the total contract value of hardware, software and services contracts recognized ratably over the contract period, regardless of whether or not a related purchase order had been executed. Prior period amounts have been excluded as they do not reflect the newly defined metrics.
(4) New metric, introduced in our Q1 2025 Quarterly Report on Form 10-Q. Represents total GWh of energy storage systems in operation. Contracted storage AUM from prior periods has been replaced with this metric.
(5) Total GW of solar systems in operation.
(6) Contracted Annual Recurring Revenue (“CARR”): Redefined versus prior periods. Beginning with our Q1 2025 Quarterly Report on Form 10-Q, the Company defines CARR as the annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts. Previously, this metric included the annualized value from all executed Stem customer subscription contracts, regardless of whether or not a related purchase order had been executed. Prior period amounts have been excluded as they do not reflect the newly defined metrics.
(7) Annual Recurring Revenue (“ARR”): New metric, introduced in our Q1 2025 Quarterly Report. Annualized value from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin, for the six months ended June 30, 2024 were adjusted to exclude the impact of the previously disclosed reductions in revenue, excess supplier costs and resulting liquidated damages, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.
Second Quarter 2025 Financial and Operating Results
Financial Results
Revenue for the second quarter of 2025 increased 13% year-over-year to $38.4 million, versus $34.0 million in the second quarter of 2024.

GAAP gross profit was $12.8 million, or 33%, versus $9.4 million, or 28%, in the second quarter of 2024. The year-over-year increase in GAAP gross profit ($) and GAAP gross margin (%) was primarily driven by a higher contribution from software and services revenue in the quarter.
Non-GAAP gross profit was $18.7 million, or 49%, versus $13.5 million, or 40%, in the second quarter of 2024. The year-over-year increase in non-GAAP gross profit ($) and non-GAAP gross margin (%) was due to a higher contribution from software and services revenue in the quarter.
Net income was $202.5 million versus second quarter 2024 net loss of $582.3 million. The year-over-year increase was primarily due to a one-time gain on extinguishment of debt, higher gross profit, lower operating costs, and a one-time impairment of goodwill in the second quarter of 2024.
Adjusted EBITDA was $3.8 million compared to $(11.3) million in the second quarter of 2024, primarily due to higher gross profit and lower operating expenses.

The Company ended the second quarter of 2025 with $40.8 million in cash and cash equivalents versus $58.6 million reported at the end of the first quarter 2025.

Operating Results

As previously disclosed, beginning with our Q1 2025 Quarterly Report on Form 10-Q, the definitions of bookings, contracted backlog, and CARR have been revised.
Contracted backlog was $26.8 million at the end of the second quarter of 2025, compared to $25.3 million as of the end of the first quarter of 2025, representing a 6% sequential increase.
Bookings remained steady at $34.3 million in the second quarter of 2025 compared to $34.5 million in the first quarter of 2025.

Storage operating AUM increased 6% sequentially to 1.7 GWh for the second quarter of 2025. Solar operating AUM increased 1% sequentially to 32.7 GW for the second quarter of 2025.

CARR was $69.2 million at the end of the second quarter of 2025 versus $69.0 million at the end of the first quarter of 2025.

ARR increased 3% sequentially to $58.5 million at the end of the second quarter of 2025 from $56.9 million at the end of the first quarter of 2025. This increase of $1.6 million was driven by system activations and higher renewals.

The following table provides a summary of contracted backlog at the end of the second quarter of 2025, compared to backlog at the end of the first quarter of 2025 ($ in millions):

End of 1Q25	$25.3
Add: Bookings	22.4
Less: Hardware revenue	(17.3)
Project and professional services revenue	(2.7)
Amendments/Cancellations	(0.9)
End of 2Q25	$26.8

Outlook
The Company is reaffirming its full year 2025 guidance as follows ($ millions, unless otherwise noted):

Previous
Revenue	$125 - $175
Software, edge hardware, & services	$120 - $140
Battery hardware resale	Up to $35

Non-GAAP Gross Margin (%)*	30% - 40%

Adjusted EBITDA	$(10) - $5

Operating Cash Flow	$0 - $15

Year end ARR**	$55 - $65

*See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.
** See below for definitions.
Business Updates

•On June 3, 2025, the Company announced its Professional Services support in the engineering advisory and design of Green River Energy Center. Stem’s services for the project include energy storage metering configuration, review of power flow scenarios, and auxiliary load assumptions. Developed and indirectly owned by rPlus Energies and situated in Eastern Utah, this transformative 400-megawatt (MW) solar and 1,600-megawatt-hour (MWh) battery energy storage project is one of the nation’s largest solar-plus-storage projects under construction.

•On June 12, 2025, the Company announced that Norbut Solar Farms (NSF), a leading community solar developer in the New York ISO (NYISO) power market, will standardize on Stem’s PowerTrack™ software to scale and manage its growing portfolio of solar projects. The collaboration is intended to enable NSF to accelerate its Engineering, Procurement, and Construction (EPC) strategy, bringing more clean energy projects online while enhancing operational efficiency and streamlining critical reporting processes.

•On June 23, 2025, the Company implemented a 1-for-20 reverse stock split of its issued and outstanding shares of the Company's common stock, in order to regain compliance with the minimum average closing price requirement under the rules of the New York Stock Exchange (the “NYSE”). The Company's common stock began trading on a reverse split-adjusted basis as of the opening of trading on June 23, 2025 under the Company's existing trading symbol "STEM” with new CUSIP number 85859N300.

•On June 30, 2025, the Company completed a privately negotiated exchange with certain holders of the Company’s outstanding 0.500% convertible senior notes due 2028 and 4.250% convertible senior notes due 2030. The transaction resulted in a reduction in outstanding debt of approximately $195 million and exchanged $350 million in aggregate principal amount of 2028 and 2030 Convertible Senior Notes and raised $10 million of cash for $155 million in new Senior Secured PIK Toggle Notes due 2030, warrants exercisable for shares of the Company’s common stock and accrued and unpaid interest on the exchanged Convertible Senior Notes. The transaction significantly strengthened Stem’s balance sheet and bolstered the Company’s ability to execute its software-focused strategy.

•On July 7, 2025, the Company announced the appointment of Brian Musfeldt as Chief Financial Officer (CFO), effective July 17, 2025. Musfeldt returns to Stem after having served as CFO of AlsoEnergy from 2017 to 2023.

•On July 29, 2025, the Company announced the successful deployment of its advanced energy system at the Camino Solar project in Kern County, California, developed by Avangrid, a leading energy company and member of the Iberdrola group. Stem’s expert engineering services and software platform enabled grid integration and operational excellence for this milestone renewable energy facility, delivering optimized clean energy to approximately 14,000 homes. The comprehensive scope of work included project management, design, procurement, configuration, testing and commissioning of the PowerTrack Power Plant Controller (PPC) and data acquisition system.

Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees in 2022 and 2023 pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. As previously disclosed, the Company recorded a net revenue reduction of $33.1 million during the six months ended June 30, 2024 due to market conditions and revised negotiated valuations of assets under certain hardware price guarantees entered into in 2022 and 2023. Such reductions in revenue were related to deliveries that occurred prior to 2023. The Company has not issued such guarantees since June 2023 and does not intend to issue any new guarantees in the future.
There are no remaining PCGs outstanding, and the Company expects no future impact on its financial results as a result of PCGs.
The Company is subject to risk and exposure from the evolving macroeconomic, regulatory, geopolitical and business environment, including the effects of the One Big Beautiful Bill (OBBB) on our business and that of our suppliers and customers, the effects of increased import tariffs and retaliatory trade policies, global inflationary pressures and interest rates, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and uncertainty around other current and future trade policies. We regularly monitor and attempt to mitigate the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.

We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net loss attributable to Stem before depreciation and amortization, including amortization of internally developed software, interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including net gain on extinguishment of debt, reduction in revenue, excess supplier costs and resulting liquidated damages, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies exclude when calculating adjusted EBITDA.

We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs and resulting liquidated damages, and reduction in revenue. Non-GAAP gross margin is defined as non-GAAP gross profit (loss) as a percentage of revenue.
In the three months ended March 31, 2024, we incurred costs of $1.0 million above initially agreed prices on the acquisition of certain hardware systems from one of our suppliers, which resulted from production delays by such supplier. This in turn caused fulfillment and delivery delays on an order to one of our customers, as a result of which we further incurred liquidated damages of $4.8 million during the year ended December 31, 2023 under the customer contract. Because we had not previously incurred costs above initially agreed upon prices with a hardware supplier and were subsequently required to pay liquidated damages to a customer, we excluded these two items from adjusted EBITDA and non-GAAP gross profit to better facilitate comparisons of our underlying operating performance across periods.
As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounted for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviewed its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that changed from the time of the initial estimate. Additionally, as a result of impairment of accounts receivables related to contracts that provided for a parent company guarantee, the Company recorded a bad debt expense of $104.1 million during the year ended December 31, 2024.
See also the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, August 7, 2025, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 13754161. The replay will be available until Sunday, September 7, 2025. An archive of the webcast will be available shortly after the call on Stem’s website at https://investors.stem.com/overview for 12 months following the call.
About Stem
Stem (NYSE: STEM) is a global leader in AI-enabled software and services that enable its customers to plan, deploy, and operate clean energy assets. The company offers a complete set of solutions that transform how solar and energy storage projects are developed, built, and operated, including an integrated suite of software and edge products, and full lifecycle services from a team of leading experts. More than 16,000 global customers rely on Stem to maximize the value of their clean energy projects and portfolios. Learn more at stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about financial and operating performance, guidance, outlook, targets and other forecasts or expectations regarding, or dependent on, our business outlook and strategy; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the effects of natural disasters and other events beyond our control; the expected impacts of the One Big Beautiful Bill Act (“OBBB”) on our business and that of our customers; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; and our future results of operations, including revenue, adjusted EBITDA and the other metrics presented here. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to execute on, and achieve the expected benefits from, our operational and strategic initiatives; including from our cost reduction, workforce reduction and restructuring efforts; our inability to successfully execute on our new software and services-centric strategy; the effects of the OBBB on our business and that of our customers; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, high interest rates, changes in monetary policy, changes in trade policies, including tariffs or other trade restrictions or the threat of such actions, and instability in financial institutions; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the armed conflicts between Russia and Ukraine and in the Gaza Strip and nearby areas; the results of operations and financial condition of our customers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; our inability to maintain compliance with New York Stock Exchange listing standards; risks relating to the development and performance of our software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, our actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to the Company, investors, or other stakeholders, or required to be disclosed in our filings under U.S. securities laws or any other laws or requirements applicable to the Company. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Forward-looking statements in this earnings press release are made as of the date of this release, and the Company disclaims any intention or obligation to update publicly or revise such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Stem Investor Contacts
Erin Reed, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Jessie Smiley, Stem
press@stem.com
Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$40,790	$56,299
Accounts receivable, net of allowances of $6,113 and $9,499 as of June 30, 2025 and December 31, 2024, respectively	42,843	59,316
Inventory	4,599	10,920
Other current assets	10,993	10,082
Total current assets	99,225	136,617
Energy storage systems, net	50,962	58,820
Contract origination costs, net	8,805	9,681
Intangible assets, net	135,158	143,912
Operating lease right-of-use assets	11,258	12,574
Other noncurrent assets	73,808	75,755
Total assets	$379,216	$437,359
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$11,430	$30,147
Accrued liabilities	30,422	25,770
Accrued payroll	6,257	6,678
Financing obligation, current portion	14,983	16,521
Deferred revenue, current portion	42,089	43,255
Other current liabilities	6,877	6,429
Total current liabilities	112,058	128,800
Deferred revenue, noncurrent	84,273	85,900
Asset retirement obligation	4,256	4,203
Convertible notes, noncurrent	183,186	525,922
Senior secured notes, noncurrent	126,709	—
Financing obligation, noncurrent	33,369	41,627
Warrant liabilities	1,899	—
Lease liabilities, noncurrent	11,644	13,336
Other liabilities	35,301	35,404
Total liabilities	592,695	835,192

Stockholders’ deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of June 30, 2025 and December 31, 2024; zero shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 250,000,000 and 500,000,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 8,358,552 and 8,139,884 issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1	16
Additional paid-in capital	1,234,571	1,228,042
Accumulated other comprehensive income	348	76
Accumulated deficit	(1,448,977)	(1,626,508)
Total Stem’s stockholders’ deficit	(214,057)	(398,374)
Non-controlling interests	578	541
Total stockholders’ deficit	(213,479)	(397,833)
Total liabilities and stockholders’ deficit	$379,216	$437,359

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Solar software	$9,521	$7,905	$18,375	$15,697
Edge hardware	12,086	11,134	22,349	19,182
Project and professional services	2,330	1,323	4,146	2,683
Storage software & managed services	9,003	5,875	16,054	11,563
Battery hardware resale	5,434	7,762	9,962	10,343
Total revenue	38,374	33,999	70,886	59,468
Cost of revenue
Cost of services and other	14,262	10,955	25,675	20,939
Cost of hardware	11,312	13,669	21,873	53,345
Total cost of revenue	25,574	24,624	47,548	74,284
Gross profit (loss)	12,800	9,375	23,338	(14,816)
Operating expenses:
Sales and marketing	7,250	10,944	14,042	22,070
Research and development	9,993	15,281	21,321	29,417
General and administrative	8,900	15,846	22,466	34,406
Impairment of goodwill	—	547,152	—	547,152
Total operating expenses	26,143	589,223	57,829	633,045
Loss from operations	(13,343)	(579,848)	(34,491)	(647,861)
Other income (expense), net:
Interest expense	(4,072)	(4,631)	(8,362)	(9,338)
Gain on extinguishment of debt	220,047	—	220,047	—
Change in fair value of derivative liability	—	1,477	—	1,477
Other income, net	374	794	870	1,360
Total other income (expense), net	216,349	(2,360)	212,555	(6,501)
Income (loss) before provision for income taxes	203,006	(582,208)	178,064	(654,362)
Provision for income taxes	(475)	(62)	(533)	(215)
Net income (loss)	$202,531	$(582,270)	$177,531	$(654,577)

Net income (loss) per share attributable to common stockholders, basic	$24.31	$(71.81)	$21.48	$(81.74)
Net loss per share attributable to common stockholders, diluted	$(1.79)	$(71.81)	$(4.54)	$(81.74)

Numerator used to compute net income (loss) per share:
Net income (loss) attributable to Stem common stockholders, basic	$202,531	$(582,270)	$177,531	$(654,577)
Net loss attributable to Stem common stockholders, diluted	$(15,160)	$(582,270)	$(38,205)	$(654,577)

Weighted-average shares used in computing net income (loss) per share to common stockholders, basic	8,330,679	8,107,947	8,263,378	8,008,477
Weighted-average shares used in computing net loss per share to common stockholders, diluted	8,481,799	8,107,947	8,414,498	8,008,477

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2025	2024
OPERATING ACTIVITIES
Net income (loss)	$177,531	$(654,577)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization expense	22,242	22,217
Non-cash interest expense, including interest expenses associated with debt issuance costs	210	984
Stock-based compensation	5,712	15,184
Change in fair value of derivative liability	—	(1,477)
Non-cash lease expense	1,362	1,533
Accretion of asset retirement obligations	119	118
Impairment loss of energy storage systems	1,413	102
Impairment loss of project assets	966	390
Impairment loss of right-of-use assets	—	2,096
Impairment of goodwill	—	547,152
Net accretion of discount on investments	—	(29)
Provision for (recovery of) credit losses on accounts receivable	1,547	(1,462)
Gain on extinguishment of debt	(220,047)	—
Other	53	(138)
Changes in operating assets and liabilities:
Accounts receivable	14,772	97,815
Inventory	6,321	(6,548)
Other assets	1,715	1,149
Contract origination costs, net	(573)	(683)
Project assets	(2,202)	(10,796)
Accounts payable	(18,727)	(14,923)
Accrued expenses and other liabilities	(1,174)	(13,339)
Deferred revenue	(2,793)	4,270
Lease liabilities	(1,189)	(1,545)
Net cash used in operating activities	(12,742)	(12,507)
INVESTING ACTIVITIES
Proceeds from maturities of available-for-sale investments	—	8,250
Capital expenditures on internally-developed software	(4,626)	(6,608)
Purchase of property and equipment	(48)	(177)
Net cash (used in) provided by investing activities	(4,674)	1,465
FINANCING ACTIVITIES
Repayment of financing obligations	(8,355)	(4,185)
Proceeds from issuance of senior secured notes	10,000	—
Investment from (redemption of) non-controlling interests, net	37	—
Net cash provided by (used in) financing activities	1,682	(4,185)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	225	187
Net decrease in cash, cash equivalents and restricted cash	(15,509)	(15,040)
Cash, cash equivalents and restricted cash, beginning of year	58,085	106,475
Cash, cash equivalents and restricted cash, end of period	$42,576	$91,435

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$40,790	$89,649
Restricted cash included in other noncurrent assets	1,786	1,786
Total cash, cash equivalents, and restricted cash	$42,576	$91,435

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net income (loss)	$202,531	$(582,270)	$177,531	$(654,577)
Adjusted to exclude the following:
Depreciation and amortization (1)	12,926	13,651	24,621	24,805
Interest expense	4,072	4,631	8,362	9,338
Gain on extinguishment of debt	(220,047)	—	(220,047)	—
Stock-based compensation	1,395	6,810	5,712	15,184
Revenue reduction, net (2)	—	—	—	33,128
Excess supplier costs and resulting liquidated damages (3)	—	—	—	1,012
Change in fair value of derivative liability	—	(1,477)	—	(1,477)
Impairment of goodwill	—	547,152	—	547,152
Expected recovery of accounts receivable write-off (4)	(3,500)	—	(3,500)	—
Provision for income taxes	475	62	533	215
Other expenses (5)	5,965	125	5,978	1,665
Adjusted EBITDA	$3,817	$(11,316)	$(810)	$(23,555)
Adjusted EBITDA, as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, impairment loss of project assets, and impairment loss of right-of-use assets.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of excess supplier costs under “Some Factors Affecting our Business and Operations” above.
(4) See Note 3 – “Impairment and Accounts Receivable Write-Off” in the notes to the unaudited condensed consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.
(5) Adjusted EBITDA for the six months ended June 30, 2025, other expenses are comprised of $0.1 million of other non-recurring expenses, and $5.9 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs. Adjusted EBITDA for the six months ended June 30, 2024 reflects other expenses of $1.7 million, comprised of $1.1 million for expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities, and $0.6 million of other non-recurring expenses.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit (loss) and margin ($ in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$38.4	$34.0	$70.9	$59.5
Cost of revenue	(25.6)	(24.6)	(47.6)	(74.3)
GAAP gross profit (loss)	12.8	9.4	23.3	(14.8)
GAAP gross margin (%)	33%	28%	33%	(25)%

Non-GAAP Gross Profit
GAAP Revenue	$38.4	$34.0	$70.9	$59.5
Add: Revenue reduction, net (1)	—	—	—	33.1
Subtotal	38.4	34.0	70.9	92.6
Less: Cost of revenue	(25.6)	(24.6)	(47.6)	(74.3)
Add: Amortization of capitalized software & developed technology	4.5	4.0	8.8	7.9
Add: Impairments	1.4	0.1	1.4	0.1
Add: Excess supplier costs (2)			—	1.0
Non-GAAP gross profit	$18.7	$13.5	$33.5	$27.3
Non-GAAP gross margin (%)	49%	40%	47%	30%
Non-GAAP gross margin as used in the Company's full year 2025 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2025 GAAP financial results.
(1) Refer to the discussion of reduction in revenue under “Some Factors Affecting our Business and Operations” above.
(2) Refer to the discussion of excess supplier costs in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
ARR	Annualized value from operating customer subscription contracts, including solar software, storage software & recurring managed services, and any recurring professional services contracts.
Bookings	Total value of executed customer purchase orders, as of the end of the relevant period (e.g. quarterly bookings or annual bookings). Customer purchase orders are typically executed three to six months ahead of hardware installation. The booking amount includes (1) hardware revenue, which is typically recognized at delivery of the energy storage hardware system and/or edge device to the customer, and (2) services revenue, which represents total nominal software and services contract value recognized ratably over the contract period.
Battery Hardware Resale Revenue	Sales of energy storage systems through partnership arrangements.
CARR	Annualized value from Stem customer subscription contracts with executed purchase orders signed in the period for systems that are not yet operating and all operating Stem customer subscription contracts, including solar software, storage software & recurring managed services, and some recurring professional services contracts.
Contracted Backlog
Total value of hardware and non-recurring services bookings with executed purchase orders in dollars, as reflected on a specific date. Backlog increases as new purchase orders are executed (bookings) and decreases as hardware is delivered and recognized as revenue and as services are provided.

Edge Hardware	Sales of edge device hardware to aid in the collection of site data and the real-time operation and control of a site.
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities.
Project and Professional Services Revenue	Full lifecycle energy services including development and engineering, procurement and integration, performance and operations support, and revenue tied to Development Company investments.
Solar Operating AUM	Total GW of solar systems in operation.
Solar Software Revenue	Recurring SaaS revenue for software related to solar assets.
Storage Operating AUM	Total GWh of energy storage systems in operation.
Storage Software & Managed Services Revenue	Includes (1) recurring SaaS revenue for software related to storage assets, (2) recurring revenue related to storage portfolios managed by Stem, and (3) Host Customer recurring and merchant revenues.